Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 31, 2024

For media inquiries, please contact:

Jeff Knutson, Vice President – Finance, Chief Financial Officer, Treasurer & Secretary

Phone number: (262) 638-4242

Email: knutson.jeff@twindisc.com

Twin Disc, Inc. Finalizes Deal to Acquire Katsa Oy

MILWAUKEE – Twin Disc, Inc. (NASDAQ: TWIN), a global leader in power transmission technology for marine and land-based applications, announced today that it has completed the €21 million (approximately $23 million) acquisition of Katsa Oy, a Finland-based, designer and manufacturer of gearboxes and power transmission components for industrial and marine end-markets.

The acquisition of Katsa Oy will broaden Twin Disc’s global reach through further expansion into growing European markets, while also adding complementary products that diversify and enhance Twin Disc’s offerings in the industrial, marine and hybrid/electrification space. In addition, Katsa’s wide range of after-sales services and strong in-house capabilities for engineering, development, manufacturing and heat treatment will strengthen Twin Disc’s global sales and service network.

For the fiscal year ended September 30, 2023, Katsa delivered approximately €33 million of revenue. The acquisition is expected to be accretive to Twin Disc’s U.S. GAAP earnings within twenty-four months.

“We are excited to welcome Katsa to the Twin Disc family of brands,” stated John H. Batten, President and CEO of Twin Disc. “Acquiring a well-established company with longstanding relationships with many of Europe’s leading OEMs with a good reputation for its products and production capabilities will be a boon to our industrial and marine product lines. This acquisition will also provide growth opportunities in electric & hybrid applications and create significant value for our shareholders.”

Tomi Koskinen, CEO of Katsa Oy stated, “We are excited to be a part of Twin Disc. Twin Disc and Katsa share a common culture based on a commitment to supplying high-quality components through world-class engineering and manufacturing capabilities. These synergies position our products for long-term success.”

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty, off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

About Katsa Oy
Katsa designs and manufactures gearboxes and power transmission components which are tailored to meet the customer’s demands. For end users, Katsa provides modelling, modernization, gearbox repair and maintenance services as well as spare parts. For more information, please visit www.katsa.fi/en/.

Forward Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words "anticipates," "believes," "intends," "estimates," and "expects," or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements quality for safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company's product markets; foreign currency risks and other risks associated with the Company's international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption "Risk Factors" in Item 1A of the Company's most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission.  Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

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